Exhibit 10.52

Dear Steve,

Congratulations on your new position as Executive Chairman of Seagate Corporation for the period of October 1, 2017 through September 30, 2018. The Board of Directors is also pleased to present you with the following FY18 compensation package which combines your role as CEO and Executive Chairman until the end of FY18.

BASE SALARY

Your current annualized base salary of $1,200,056 will remain unchanged until October 1, 2017 when you assume the role of Executive Chairman, at which time, your annualized base salary will be $750,000. Your estimated combined FY18 salary will be $862,514.

EXECUTIVE OFFICER BONUS PLAN

Your current target bonus of 150% of base pay will remain unchanged until October 1, 2017, when you assume the role of Executive Chairman, at which time your target bonus will be reduced to 100% of your base pay. Your combined estimated FY18 bonus opportunity will be $1,012,521.

TOTAL ESTIMATED COMBINED TARGET CASH COMPENSATION FY18: $1,875,035

LONG-TERM INCENTIVES

FY18 Target Equity Value: $6,500,000; 100% Restricted Stock Units with three year annual vesting

TOTAL ESTIMATED COMBINED TARGET CASH AND EQUITY COMPENSATION FY18: $8,375,035

Once in the role of Executive Chairman from October 1, 2017 through September 30, 2018 you will no longer be eligible for severance benefits under the terms of Seagate’s Executive Severance and Change in Control Plan (the “Plan”). Your eligibility for severance benefits as Executive Chairman, if you are terminated without Cause (as defined in the Plan) or if the Board decides not to continue your role as Executive Chairman, will instead be in accordance with the terms below and contingent upon execution of a separation and release agreement:

•	You will have up to 12 months continued employment in an advisory role to the CEO and Board of Directors. In this advisory role you will have the below-described compensation and benefits.

•	You will have an office and administrative support if you so choose.

•	Your annual base pay rate will be $250,000

•	You will not be eligible for Seagate’s variable pay.

•	As an employee you will continue equity vesting as per the terms of your equity agreement but will be ineligible for any grant of new equity.

•	You will continue to be eligible for Seagate employee health and welfare benefits.

You will be ineligible for severance benefits if you voluntarily terminate your employment either during your tenure as Executive Chairman or after having started the above-described advisory role.

/s/ Ed Zander	7/25/17
Ed Zander
Compensation Committee Chair of the Board of Directors

I acknowledge and agree to the terms above.

/s/ Stephen Luczo	7/25/17
Stephen Luczo	Date:

SEAGATE CONFIDENTIAL